Exhibit 99.1

Hydrofarm Holdings Group Announces Second Quarter 2023 Results

Shoemakersville, PA — August 9, 2023 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its second quarter ended June 30, 2023.
Second Quarter 2023 Highlights vs. Prior Year Period:
•Net sales decreased to $63.1 million compared to $97.5 million.
•Gross Profit increased to $14.5 million compared to $7.3 million. Gross Profit Margin increased to 23.0% of net sales compared to 7.5%.
•Adjusted Gross Profit(1) increased to $17.0 million compared to $9.1 million. Adjusted Gross Profit Margin(1) increased to 27.0% of net sales compared to 9.3%.
•Net loss was $12.9 million compared to net loss of $203.3 million.
•Adjusted EBITDA(1) increased to $2.5 million compared to $(6.8) million.
•Cash from operating activities of $9.9 million and Free Cash Flow(1) of $8.3 million.
Updated Full Year 2023 Outlook:
•Net sales of approximately $230 million to $240 million.
•Adjusted EBITDA(1) that is modestly positive.
•Positive Free Cash Flow(1).
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “In the second quarter, we delivered positive Adjusted EBITDA for the first time since Q1 of 2022, driven by strong gross margin expansion and significant cost reduction measures. Our Adjusted SG&A is now at its lowest quarterly total since Q2 of 2021, before we made all of our 5 acquisitions. Through the sound execution of our restructuring plan and related cost saving efforts, we have achieved significant margin improvement and are now in a much stronger position to navigate the current volume softness in our industry. In addition, our aggressive working capital management continued as we reduced our inventory levels and created meaningfully positive free cash flow of over $8 million in the quarter. We are pleased with our progress and we remain confident in the long-term fundamentals of our business.”

Second Quarter 2023 Financial Results
Net sales in the second quarter of 2023 decreased to $63.1 million compared to $97.5 million in the second quarter of 2022, driven by a 32.5% decline in volume of products sold, a 2.3% decrease in price/mix of products sold, and a 0.5% decline from unfavorable foreign exchange rates. The decrease in volume of products sold was primarily related to oversupply in the cannabis industry. The reduction in price was mainly due to lower prices on specific previously reserved lighting products, as well as a higher mix of generally lower-priced consumables relative to higher-priced durable products.
Gross profit increased to $14.5 million during the second quarter of 2023, compared to $7.3 million in the prior year period. The increase was primarily due to a $9.9 million reduction in inventory provisions compared to the prior year period. Gross profit margin percentage increased to 23.0% from 7.5% in the prior year. Gross profit and gross profit margin percentage also improved due to selling a higher proportion of proprietary brand products and from improved productivity. Adjusted Gross Profit(1) increased to $17.0 million compared to $9.1 million in the prior year period. Adjusted Gross Profit Margin(1) increased to 27.0% of net sales in the second quarter of 2023, compared to 9.3% of net sales in the prior year period. Adjusted Gross Profit and Adjusted Gross Profit Margin increased significantly primarily due to the aforementioned reduction in inventory provisions, selling a higher proportion of proprietary brand products, and improved productivity. This margin improvement was aided by the Company's restructuring plan and related cost saving initiatives.
Selling, general and administrative (“SG&A”) expense was $23.5 million, compared to $26.0 million in the prior year period. The decrease primarily relates to a decline in compensation costs, professional fees, acquisition and integration expenses, and distribution center exit costs. Partially offsetting these cost reductions, the Company incurred incremental severance expenses in 2023 compared to the prior year due to headcount reductions. Adjusted SG&A(1) decreased to $14.6 million, compared to $15.9 million in the prior year period due primarily to reduced compensation costs and professional fees as a result of the Company's restructuring plan and related cost saving initiatives.
Net loss was $12.9 million, or $(0.28) per diluted share, compared to a net loss of $203.3 million, or $(4.53) per diluted share, in the prior year period. Net loss in the prior year included non-cash goodwill impairment expense of $189.6 million and a $10.2 million inventory reserve. The improvement in net loss was also due to higher gross profit and lower SG&A expenses, partially offset by a $6.9 million income tax benefit recorded in 2022 and higher interest expense in the current year period.
Adjusted EBITDA(1) was $2.5 million, compared to $(6.8) million in the prior year period. The improvement related to higher gross profit, as described above, and lower SG&A expenses, partially offset by lower sales.
Balance Sheet, Liquidity and Cash Flow
As of June 30, 2023, the Company had $26.7 million in cash and approximately $34 million of available borrowing capacity on its Revolving Credit Facility. The Company finished the second quarter with $123.1 million in principal balance on its Term Loan outstanding, $10.2 million in finance leases, and $0.3 million in other debt outstanding. During 2023, the Company has maintained a zero balance on its Revolving Credit Facility and is in compliance with debt covenants as of June 30, 2023.
The Company generated net cash from operating activities of $9.9 million and invested $1.7 million in capital expenditures, yielding Free Cash Flow(1) of $8.3 million during the three months ended June 30, 2023. As a result of the positive cash flow generated during the second quarter, the Company's cash level increased by approximately $8.0 million to the $26.7 million noted earlier.

Full Year 2023 Outlook
The Company is updating its full year 2023 outlook:
•Net sales of approximately $230 million to $240 million.
•Adjusted EBITDA(1) that is modestly positive for the full year, consistent with previous expectations.
•Free Cash Flow(1) that is positive for the full year, consistent with previous expectations.
The Company's 2023 outlook also reaffirms the following assumptions, consistent with previous expectations:
•Improved year-over-year Adjusted Gross Profit(1) and Adjusted Gross Profit margin(1) resulting primarily from (i) cost savings associated with restructuring and related productivity initiatives and (ii) an expectation of minimal additional inventory and accounts receivable reserves or related charges.
•Capital expenditures of approximately $7 million to $9 million.
•Further reduction in inventory and net working capital helping to generate positive Free Cash Flow(1).
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.
Conference Call
The Company will host a conference call to discuss financial results for the second quarter 2023 today at 4:30 p.m. Eastern Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 1-877-451-6152. The conference call will also be webcast live and archived on the corporate website at www.hydrofarm.com, under the “News & Events” section.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The market in which we operate has been substantially adversely impacted by industry conditions, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, has materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, we could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, we may face liquidity challenges; Although equity financing may be available, the current stock prices are at depressed levels and any such financing would be dilutive. The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows;

Interruptions in the Company's supply chain, whether due to COVID-19 or otherwise could adversely impact expected sales growth and operations; We may be unable to meet the continued listing standards of Nasdaq; Our restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.
Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net sales	$63,051	$97,508	$125,229	$208,885
Cost of goods sold	48,578	90,169	99,375	184,940
Gross profit	14,473	7,339	25,854	23,945
Operating expenses:
Selling, general and administrative	23,468	25,974	47,899	66,221
Impairments	—	189,572	—	192,328
Loss from operations	(8,995)	(208,207)	(22,045)	(234,604)
Interest expense	(3,768)	(2,424)	(7,460)	(4,790)
Other (expense) income, net	(420)	458	(380)	356
Loss before tax	(13,183)	(210,173)	(29,885)	(239,038)
Income tax benefit	318	6,861	171	12,430
Net loss	$(12,865)	$(203,312)	$(29,714)	$(226,608)

Net loss per share:
Basic	$(0.28)	$(4.53)	$(0.66)	$(5.06)
Diluted	$(0.28)	$(4.53)	$(0.66)	$(5.06)
Weighted-average shares of common stock outstanding:
Basic	45,412,627	44,910,193	45,338,636	44,814,881
Diluted	45,412,627	44,910,193	45,338,636	44,814,881

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$26,682	$21,291
Accounts receivable, net	18,209	17,227
Inventories	95,120	111,398
Prepaid expenses and other current assets	5,952	5,032
Total current assets	145,963	154,948
Property, plant and equipment, net	50,403	51,135
Operating lease right-of-use assets	59,407	65,265
Intangible assets, net	288,606	300,366
Other assets	1,852	1,845
Total assets	$546,231	$573,559
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,394	$13,633
Accrued expenses and other current liabilities	9,546	13,208
Deferred revenue	2,370	3,654
Current portion of operating lease liabilities	8,888	9,099
Current portion of finance lease liabilities	993	704
Current portion of long-term debt	1,450	1,307
Total current liabilities	35,641	41,605
Long-term operating lease liabilities	52,321	56,299
Long-term finance lease liabilities	9,193	1,200
Long-term debt	117,266	117,461
Deferred tax liabilities	2,686	2,685
Other long-term liabilities	4,566	4,428
Total liabilities	221,673	223,678
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 45,540,217 and 45,197,249 shares issued and outstanding at June 30, 2023, and December 31, 2022, respectively)	5	5
Additional paid-in capital	785,893	783,042
Accumulated other comprehensive loss	(5,695)	(7,235)
Accumulated deficit	(455,645)	(425,931)
Total stockholders’ equity	324,558	349,881
Total liabilities and stockholders’ equity	$546,231	$573,559

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$14,473	$7,339	$25,854	$23,945
Depreciation, depletion and amortization	1,826	1,153	3,281	2,862
Restructuring expenses[1]	720	—	1,957	—
Acquisition and integration expenses[5]	—	429	—	4,367
Severance and other[7]	—	169	—	178
Adjusted Gross Profit (Non-GAAP)	$17,019	$9,090	$31,092	$31,352

As a percent of net sales:
Gross Profit Margin (GAAP)	23.0%	7.5%	20.6%	11.5%
Adjusted Gross Profit Margin (Non-GAAP)	27.0%	9.3%	24.8%	15.0%

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$23,468	$25,974	$47,899	$66,221
Depreciation, depletion and amortization	6,424	6,682	12,976	21,914
Restructuring expenses[1]	68	—	242	—
Stock-based compensation[2]	1,819	2,080	3,026	5,156
Acquisition and integration expenses[5]	—	820	—	1,868
Distribution center exit costs and other[6]	—	289	—	1,375
Severance and other[7]	589	165	884	793
Adjusted SG&A (Non-GAAP)	$14,568	$15,938	$30,771	$35,115

As a percent of net sales:
SG&A (GAAP)	37.2%	26.6%	38.2%	31.7%
Adjusted SG&A (Non-GAAP)	23.1%	16.3%	24.6%	16.8%

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(12,865)	$(203,312)	$(29,714)	$(226,608)
Interest expense	3,768	2,424	7,460	4,790
Income tax benefit	(318)	(6,861)	(171)	(12,430)
Depreciation, depletion and amortization	8,250	7,835	16,257	24,776
Restructuring expenses[1]	788	—	2,199	—
Stock-based compensation[2]	1,819	2,080	3,026	5,156
Other expense (income), net[3]	420	(458)	380	(356)
Impairments[4]	—	189,572	—	192,328
Acquisition and integration expenses[5]	—	1,249	—	6,235
Distribution center exit costs and other[6]	—	289	—	1,375
Severance and other[7]	589	334	884	971
Adjusted EBITDA (Non-GAAP)	$2,451	$(6,848)	$321	$(3,763)

As a percent of net sales:
Net loss (GAAP)	(20.4)%	(208.5)%	(23.7)%	(108.5)%
Adjusted EBITDA (Non-GAAP)	3.9%	(7.0)%	0.3%	(1.8)%

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Reconciliation of Free Cash Flow[8]:
Net cash from operating activities (GAAP)[8]:	$9,911	$17,423	$961	$7,268
Capital expenditures of Property, Plant and Equipment (GAAP)	(1,653)	(2,052)	(3,306)	(4,522)
Free Cash Flow (Non-GAAP)[8]:	$8,258	$15,371	$(2,345)	$2,746
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):
1.For the three and six months ended June 30, 2023, restructuring expenses related primarily to the relocation and termination of certain facilities in Canada and the closure of the Company's supply chain management office in China.
2.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
3.Other expense (income), net related primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses. For the three and six months ended June 30, 2023, Other expense (income), net also included charges from Amendment No. 1 to the Term Loan.
4.For the three and six months ended June 30, 2022, the Company recorded a goodwill impairment charge of $189.6 million due to market softness in demand in the U.S. and Canada. Additionally, during six months ended June 30, 2022, the Company recorded a $2.6 million impairment charge associated with a note receivable that originated in 2019 associated with a third party independent processor.
5.For the three and six months ended June 30, 2022, this included charges related to acquisitions completed in 2021, including non-cash purchase accounting inventory adjustments, transaction services and legal fees, as well as the impact of changes in fair value of contingent consideration.
6.For the three and six months ended June 30, 2022, this related to costs incurred to exit and relocate distribution centers in California and Pennsylvania including lease exit costs, transportation, and labor related costs.
7.For the three and six months ended June 30, 2023, Severance and other charges primarily related to workforce reductions, and charges in conjunction with a sale-leaseback transaction during the first quarter of 2023. For the three and six months ended June 30, 2022, the charges included severance costs related to workforce reductions.
8.Gross proceeds of $8.6 million received during the first quarter of 2023 from a sale-leaseback of real estate located in Eugene, Oregon, was classified as a financing activity and is not reflected in cash flows from operating activities or Free Cash Flow.

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.
We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring charges which represent fundamental changes to our operations, and other non-cash, unusual and/or infrequent costs (i.e., impairments, acquisition and integration expenses, distribution center exit costs, and other income/expense, net), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted EBITDA (non-GAAP) as a percent of net sales as adjusted EBITDA (as defined above) divided by net sales realized in the respective period.
We define Adjusted Gross Profit (non-GAAP) as gross profit (GAAP) excluding depreciation, depletion, and amortization, restructuring charges, and other non-cash, unusual and/or infrequent costs (i.e., other expenses, and acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales realized in the respective period.
We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring charges, and other non-cash, unusual and/or infrequent costs (i.e., other expenses, acquisition and integration expenses, and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales realized in the respective period.
We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities.
We define Liquidity as total cash, cash equivalents and restricted cash, plus available borrowing capacity on our Revolving Credit Facility.
We define Net Debt as total debt principal outstanding plus finance lease liabilities, less cash, cash equivalents and restricted cash.